Exhibit 99.1

Kodak Reports 2nd-Quarter 2010; Digital Profits Continue to Improve

2nd Quarter Revenue of $1.569 Billion; Company’s Digital Commercial Printing and Consumer Inkjet Businesses Show Continued Strong Growth, Outperform the Competition;

Kodak Ends 2nd Quarter with Cash Balance of $1.3 Billion; Cash Usage in Line with Company’s Seasonal Pattern;

GAAP Earnings (Loss) from Continuing Operations Improves by $24 Million; GAAP Earnings (Loss) Before Interest, Other Income (Charges), Net, & Income Taxes Improves by $19 Million; Digital Earnings (Loss) from Operations Improves by $17 Million

ROCHESTER, N.Y.--(BUSINESS WIRE)--July 28, 2010--Eastman Kodak Company (NYSE:EK) today reported second-quarter results that reflect continued acceleration of the company’s major growth businesses in commercial and consumer inkjet, unit growth in the company’s largest digital businesses, the continued decline of its traditional business, and operational improvements. Revenue from the company’s digital commercial printing businesses grew 9% in the second quarter, including 18% growth in commercial inkjet printing. Consumer inkjet printer and ink revenue grew by 50% in the second quarter. Profits from the company’s digital portfolio showed year-over-year improvement for the third consecutive quarter.

Second-quarter sales totaled $1.569 billion, an 11% decrease from $1.766 billion in the second quarter of 2009. Revenue from digital businesses totaled $1.103 billion, a 6% decrease from $1.173 billion in the prior-year quarter. Film, Photofinishing and Entertainment Group revenue totaled $466 million, a 21% decline from $593 million in the second quarter of 2009.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a second-quarter loss from continuing operations of $167 million, or $0.62 per share, compared with a loss from continuing operations on the same basis of $191 million, or $0.71 per share, in the year-ago period. Items of net expense that impacted comparability in the second quarter of 2010 totaled $31 million after tax, or $0.11 per share, primarily due to legal contingencies and restructuring charges. Items of net expense that impacted comparability in the second quarter of 2009 totaled $75 million after tax, or $0.28 per share, due primarily to restructuring charges and tax related items. (Please refer to the attached Items of Comparability table for more information.)

“We continue to gain share in our growth businesses, maintain cost discipline, and drive improved profitability,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “Our new digital businesses, particularly consumer and commercial inkjet, continue to gain traction, with sales growth outpacing the competition. Digital commercial printing revenue, for example, grew 9% in the second quarter, consumer inkjet printer and ink revenue grew 50%, and operating margins improved in the majority of our digital product lines and for our digital business in total. We remain focused on building a leaner, more competitive company powered by innovative products that compete in large, new markets. Given the solid digital unit growth that we saw in the first half of the year, we continue to target full-year revenue of $7.5 billion to $7.7 billion, reflecting the increasing strength of our digital portfolio."

Other second-quarter 2010 details:

  The company’s second-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $100 million, a $19 million improvement as compared to a $119 million loss in the year-ago quarter. This was driven by operational improvements, including productivity gains, and lower restructuring charges.
  Gross Profit improved to 19.3% of sales, as compared to 18.5% in the year-ago period. This increase in margin was driven by continued productivity improvements.
  Selling, General and Administrative (SG&A) expenses were $313 million in the second quarter, down 3%, from $324 million in the year-ago quarter.
  Research and Development expenses were $81 million in the second quarter, as compared to $84 million in the year-ago quarter, as the company focuses research dollars on its core growth businesses.
  Second-quarter 2010 cash generation, before restructuring payments, reflected a use of $170 million. This compared with cash usage on the same basis of $136 million in the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $173 million in the second quarter, compared with net cash used of $161 million in the second quarter of 2009. As has been the case in previous years, the company expects to generate the majority of its cash flow during the second half of the year, consistent with its historic seasonal pattern.

  Kodak held $1.3 billion in cash and cash equivalents as of June 30, 2010, compared with $1.1 billion as of June 30, 2009.
  The carrying value of the company’s debt stood at $1.3 billion as of June 30, 2010, with total debt maturities of approximately $1.4 billion, including amounts classified as equity.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Graphic Communications Group second-quarter 2010 sales were $656 million, compared with $670 million in the prior-year quarter. Second-quarter earnings from operations for the segment improved by $28 million to break-even, compared with a loss in the year-ago quarter. This earnings improvement was primarily driven by lower raw material costs, increased volumes of digital plates, and improved operational performance, particularly within Digital Printing and Prepress Solutions, partially offset by negative price/mix.
  Consumer Digital Imaging Group second-quarter sales were $447 million, compared with $503 million in the prior-year quarter. Second-quarter loss from operations for the segment was $110 million, compared with a loss of $99 million in the year-ago quarter. This decrease in earnings was largely driven by the expiration of a significant Retail Systems Solutions customer contract and increased advertising investment, partially offset by improved profitability in Consumer Inkjet Systems and Digital Cameras and Devices.
  Film, Photofinishing and Entertainment Group second-quarter sales were $466 million, a 21% decline from the year-ago quarter, driven by continuing industry-related declines. Second-quarter earnings from operations for the segment were $29 million, compared with earnings of $51 million in the year-ago period. This decrease in earnings was primarily driven by industry-related declines in volumes and increased raw material costs, partially offset by cost reductions across the segment.

2010 Outlook

For 2010, Kodak remains focused on three key financial goals, which the company first announced at its February investor meeting: digital revenue growth, earnings from operations, and cash generation. The company today provided an updated outlook for 2010 performance against these metrics, recognizing the uncertainty created by the global economic environment. Kodak’s ability to achieve its full-year 2010 goals is predicated upon modest improvement in the global economy, stabilization of foreign exchange values, the introduction of new, higher-margin digital cameras and devices, and continued execution of the company’s intellectual property licensing program.

  For 2010, Kodak continues to target total company revenue of $7.5 billion to $7.7 billion.
  The company expects full-year digital revenue at the high end of its previous forecast and full-year traditional revenue slightly below the previous forecast.
  Kodak is targeting 2010 segment earnings from operations that will be within the previously communicated range of $350 million to $450 million. This equates to GAAP earnings from continuing operations before interest expense, other income (charges), net and income taxes of $275 million to $375 million.
  Kodak continues to forecast 2010 GAAP loss from continuing operations in the range of $50 million to $150 million, including the impact of the $102 million net charge for early extinguishment of debt, related to the company’s financing transactions in the first quarter of 2010.
  For full-year 2010, the company remains focused on its goal of achieving positive cash generation before restructuring payments. On a GAAP basis, the company is targeting net cash provided by continuing operations from operating activities in the range of $50 million to $150 million.
  The company continues to target a year-end cash balance of $1.8 billion to $2.0 billion, after taking into account all cash actions, including modest debt payments due during 2010.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9818, ID 4320279#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Wednesday, July 28, by dialing +1 303-590-3030, ID 4320279#. The playback number will be active until Wednesday, August 4, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our Kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

#

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: economic conditions; currency exchange rates; revenue; revenue growth; cost of goods sold; gross margins; earnings; cash generation; new product introductions; electronic component supplies; potential revenue, cash and earnings from intellectual property licensing; liquidity; and debt.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail in this report under the heading “risk factors” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

  Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;
  Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;
  Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;
  The competitive pressures we face which could adversely affect our revenue, earnings and market share;
  Whether our commercialization and manufacturing processes fail to prevent product reliability and quality issues which could adversely affect our revenue, earnings and market share;
  Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;
  Whether we are able to provide competitive financing arrangements or extend credit to customers which could adversely impact our revenue and earnings;
  Whether our pension and post-retirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operation and cash flow;
  Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;
  Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;

  Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations; and
  Whether we are required to recognize additional impairments in the value of our goodwill which could increase expenses and reduce profitability.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company
Second Quarter 2010 Results
Non-GAAP Reconciliations

Within the Company's second quarter 2010 earnings release, reference is made to certain non-GAAP financial measures, including “Digital Earnings from Operations”, “Digital Revenue”, “Cash Generation (Usage) Before Restructuring Payments” and “Segment Earnings from Operations”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the July 28, 2010 earnings release.

The following table reconciles second quarter 2010 versus second quarter 2009 digital earnings from operations improvement to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes improvement (amounts in millions):

Improvement/
(Decline)

Digital earnings from operations improvement, as presented	$17
FPEG segment earnings from operations decline	(22)
All other segment earnings from operations improvement	3
Total segment earnings from operations decline	(2)
Restructuring costs, rationalization and other improvement	35
Legal contingencies and settlements decline	(9)
Negative goodwill reversal decline	(7)
Other operating income (expenses), net improvement	2
Earnings from continuing operations before interest expense, other income
(charges), net and income taxes improvement (GAAP basis), as presented	$19

The following table reconciles digital revenue to the most directly comparable GAAP measure of total company revenue:

	(amounts in millions)		Increase
	Q2 2010	Q2 2009	(Decrease)

Digital revenue, as presented	$1,103	$1,173	-6%
FPEG segment revenue, as presented	466	593	-21%
Total Company revenue, as presented	$1,569	$1,766	-11%

The following table reconciles cash generation (usage) before restructuring payments to the most directly comparable GAAP measure of net cash used in operating activities (amounts in millions):

	Q2 2010	Q2 2009

Cash generation (usage) before restructuring payments, as presented	$(170)	$(136)
Cash restructuring payments	(22)	(55)
Cash generation (usage)	(192)	(191)
Proceeds from sales of businesses/assets	(14)	(4)
Free cash flow	(206)	(195)
Additions to properties	33	34
Net cash used in operating activities (GAAP basis), as presented	$(173)	$(161)

The following table reconciles segment earnings from operations to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

2010
Outlook

Segment earnings from operations, as presented	$350-$450
Restructuring costs, rationalization and other items of comparability	(50) - (60)
Other operating income (expense), net	(20)
Earnings from continuing operations before interest expense, other income (charges), net
and income taxes (GAAP basis), as presented	$275 - $375

The following table reconciles cash generation before restructuring payments to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities (dollar amounts in millions):

2010
Outlook

Cash generation before restructuring payments, as presented	Positive
Cash restructuring payments	~ (100)
Cash usage	~ (100)
Proceeds from sales of businesses/assets	(20)-(30)
Free cash flow	~ (125)
Additions to properties	~ 225
Net cash provided by continuing operations from operating activities (GAAP basis),
as presented	$50-$150

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2010 and 2009, respectively.

	2nd Quarter

	2010		2009
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

Loss from continuing operations available to common stockholders	(167)	$(0.62)	(191)	$(0.71)

Items of Comparability - Income/(Expense):
Legal contingencies and settlements (COGS)	(10)	(0.04)	-	-

Restructuring charges (COGS)	-	-	(9)	(0.03)
Restructuring charges (Restructuring costs, rationalization and other)	(11)	(0.04)	(37)	(0.14)
Total restructuring and rationalization charges	(11)	(0.04)	(46)	(0.17)
Negative goodwill reversal (Research and Development)	-	-	7	0.02
(Losses) Gains on asset sales, or impairments (Other operating income/(expense), net)	2	0.01	-	-
Legal contingencies and settlements (Interest expense, Other income/(charges), net)	(9)	(0.03)	5	0.02
Tax impacts of the above items, net (Provision (benefit) for income taxes)	-	-	5	0.02
Total Items of comparability, net of tax, before discrete tax items	(28)	(0.10)	(29)	(0.11)
Other discrete tax items (Provision (benefit) for income taxes)	(3)	(0.01)	(46)	(0.17)
Total Items of comparability, net of tax	$(31)	(0.11)	$(75)	(0.28)

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com